Exhibit 10.14

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [] and an asterisk*, have been separately filed with the Commission.

NEITHER THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH SUCH SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

UNILIFE CORPORATION

6% SENIOR SECURED CONVERTIBLE NOTE DUE 2023

Issuance Date: February 22, 2016	Principal: U.S. $30,000,000

FOR VALUE RECEIVED, Unilife Corporation, a Delaware corporation (“Holdings”), and Unilife Medical Solutions, Inc., a Delaware corporation (“Solutions”, and together with Holdings and any other entity that may become a party hereto as provided herein, each a “Company” and, collectively the “Company”), hereby promises to pay to Amgen Inc. or its registered assigns (“Amgen” or “Holder”) the amount set out above opposite the caption “Principal” (as such amount may be increased or reduced from time to time pursuant to the terms hereof, whether through the payment of PIK Interest (as defined below) or through redemption, conversion or otherwise, the “Principal”) when due, whether upon the Maturity Date (as defined below), acceleration, redemption or otherwise (in each case, in accordance with the terms hereof) and to pay Interest (as defined below) on the outstanding Principal at the rates, in the manner and at the times set forth herein. This Senior Secured Convertible Note Due 2023 (including all Senior Secured Convertible Notes Due 2023 issued in exchange, transfer or replacement hereof, this “Note”) is one of several Senior Secured Convertible Notes Due 2023 that may be issued pursuant to that certain Securities Purchase Agreement, dated February 22, 2016 (collectively, the “Notes” and such other Senior Secured Convertible Notes Due 2023, the “Other Notes”). Certain capitalized terms used herein are defined in Section 22. Capitalized terms used herein but not defined shall have the meaning given to such terms in the Securities Purchase Agreement. For the avoidance of doubt, unless otherwise expressly set forth herein, the Companies shall be jointly and severally responsible for the obligations of the “Company” or “Companies” set forth herein.

(1) PAYMENTS and PREPAYMENTS. Except as otherwise expressly set forth herein, the Note will be repaid through reductions in principal and/or interest in amounts equal to (i) []* discounted pricing on purchases by Amgen or its Affiliates of the Company’s products purchased pursuant to one or more of the License Agreements, the Development and Supply Agreement (as defined in the License Agreements), or otherwise, (ii) credits taken by Amgen or its Affiliates against development and customization fees for devices, if applicable, pursuant to one or more of the License Agreements, the Development and Supply Agreement, or otherwise and (iii) credits against per-unit royalties otherwise payable to the Company pursuant to one or more of the License Agreements, the Development and Supply Agreement, or otherwise for the manufacture and sale of the Company’s products. To the extent that more than one Note is outstanding, repayment shall be applied to the Notes in the order of their issuance. Within 10 days after the Company has closed its financial books and records with respect to a month, the Company shall provide the Holder with a monthly statement with respect to such month indicating the calculation of any reduction in Principal or Interest pursuant to the preceding sentence and the Principal and Interest outstanding as of the close of such month after giving effect to any such reduction. On the Maturity Date and upon the surrender of this Note, the Company shall pay to the Holder in cash, an amount equal to any remaining outstanding Principal (if any) and accrued and unpaid Interest thereon. The “Maturity Date” shall be February 22, 2023.

The Company may prepay any portion of the outstanding Principal or any accrued and unpaid Interest on the terms and conditions set forth below. To prepay Holder any amount of outstanding Principal or accrued and unpaid Interest (a “Prepayment Amount”) on a given date (a “Prepayment Date”), the Company shall transmit by facsimile (or otherwise deliver) to Holder, for receipt on or prior to 5:00 p.m., Eastern Time, on the twentieth (20th) Business Day prior to the proposed Prepayment Date, a notice of prepayment (a “Prepayment Notice”) specifying the proposed Prepayment Amount and proposed Prepayment Date. If, within the fifteen (15) Business Days following receipt of a Prepayment Notice, Holder delivers to the Company a Conversion Notice, then the Prepayment Amount on the applicable Prepayment Date shall be reduced by the Conversion Amount in such Conversion Notice (and, for the avoidance of doubt, if the Conversion Amount is greater than or equal to the Prepayment Amount, then no prepayment shall occur on the proposed Prepayment Date).

Following any such prepayment, Holder shall surrender this Note to a common carrier for delivery to the Company as soon as practicable on or following such date (or an indemnification undertaking with respect to this Note in the case of its loss, theft or destruction). If this Note is physically surrendered pursuant to the foregoing sentence and the outstanding Principal and accrued and unpaid Interest of this Note is greater than the Prepayment Amount, then the Company shall as soon as practicable and in no event later than three (3) Business Days after receipt of this Note and at its own expense, issue and deliver to the Holder a new Note (in accordance with Section 12(d)). Notwithstanding the foregoing, the Holder and the Company may agree to maintain records showing the portion of Principal and Interest prepaid and the applicable Prepayment Dates or use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon prepayment. In the event of a dispute in connection with a prepayment of this Note, the Company shall prepay to the Holder the portion of the proposed Prepayment Amount not in dispute and resolve such dispute in accordance with Section 17.

(2) INTEREST.

(a) Interest on this Note (“Interest”) shall commence accruing at the Interest Rate on the Issuance Date and shall be computed on the basis of a 360-day year and twelve 30-day months and the actual number of days elapsed and shall be payable in arrears for each Calendar Quarter on the first day of the succeeding Calendar Quarter during the period beginning on the Issuance Date and ending on, and including, the Maturity Date (each, an “Interest Date”) with the first Interest Date being April 1, 2016. Interest shall be payable on each Interest Date, to the record holder of this Note on the applicable Interest Date, through the addition of the amount of such Interest to the then outstanding Principal (“PIK Interest”). Interest that is paid in the form of PIK Interest shall be considered paid or duly provided for, for all purposes under this Note, and shall not be considered overdue.

(b) Accrued and unpaid Interest due on any portion of the Principal that is converted pursuant to Section 3 shall accrue through the Conversion Date and shall be paid on the next Interest Date, unless the entire outstanding Principal amount is being converted, in which case, the accrued and unpaid Interest shall be paid on the corresponding Share Delivery Date.

(3) CONVERSION OF NOTES. This Note shall be convertible into shares of Holdings’ common stock, par value $0.01 per share (the “Common Stock”), on the terms and conditions set forth in this Section 3.

(a) Conversion Right. At any time or times on or after the Issuance Date, the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount (as defined below)

into fully paid and non-assessable shares of Common Stock in accordance with Section 3(c), at the Conversion Rate (as defined below). Holdings shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, Holdings shall round such fraction of a share of Common Stock up to the nearest whole share. Holdings shall pay any and all transfer, stamp and similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Conversion Amount.

(b) Conversion Rate. The number of shares of Common Stock issuable upon conversion of any Conversion Amount pursuant to Section 3(a) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Rate (as defined below).

(i)

“Conversion Amount” means the portion of the Principal to be converted, redeemed or otherwise with respect to which this determination is being made (which shall include PIK Interest, if applicable under Section 2(b)).

(ii)

“Conversion Rate” means as of any Conversion Date (as defined below) or other date of determination during the period beginning on the Issuance Date and ending on and including the Maturity Date, 90% of the Twenty Day VWAP of the Common Stock on the Trading Day immediately prior to the applicable Conversion Date (the “Discounted Sale Price”); provided, however, that if the Discounted Sale Price is an amount less than the greater of (x) $1.25 per share,(y) the Closing Sale Price on the Trading Day immediately preceding the Issuance Date, and (z) the book value (as calculated in accordance with the rules of the principal securities exchange or trading market of the Common Stock) on the Trading Day immediately preceding the Issuance Date, then the

Conversion Rate shall be equal to the amount that is the greater of (x),(y) and (z) (the floor price set forth in the foregoing proviso, “Conversion Rate Floor Price”).

(iii)

Notwithstanding any other provision, at no time may the Company issue shares of Common Stock to Noteholder which, when aggregated with all other shares of Common Stock then deemed Beneficially Owned by Noteholder, would result in Noteholder becoming the Beneficial Owner of more than 19.99% of all Common Stock outstanding immediately after giving effect to such issuance.

(c) Mechanics of Conversion.

(i)

Optional Conversion. To convert any Conversion Amount into shares of Common Stock on any date (a “Conversion Date”), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 5:00 p.m., Eastern Time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to Holdings and (B) if required by Section 3(c)(iii), surrender this Note to a common carrier for delivery to Holdings as soon as practicable on or following such date (or an indemnification undertaking with respect to this Note in the case of its loss, theft or destruction). On or before the first (1st) Business Day following the date of receipt of a Conversion Notice, Holdings shall transmit by facsimile or email a confirmation of receipt of such Conversion Notice to the Holder and the Transfer Agent. On or before the third (3rd) Business Day following the date of receipt of a

Conversion Notice (the “Share Delivery Date”), Holdings shall deliver the shares of Common Stock to which the Holder shall be entitled by Deposit/Withdrawal at Custodian (“DWAC”) or other available means of electronic delivery through the Depository Trust Company. If this Note is physically surrendered for conversion as required by Section 3(c)(iii) and the outstanding Principal of this Note is greater than the portion of the Conversion Amount constituting principal, then Holdings at its own expense shall as soon as practicable and in any event either (i) mail to the holder within three (3) Business Days after receipt of this Note a new Note (in accordance with Section 12(d)) representing the outstanding Principal not converted, or (ii) deliver to the Holder within five (5) Business Days after receipt of this Note a new Note (in accordance with Section 12(d)) representing the outstanding Principal not converted. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date to the extent permitted by applicable law.

(ii)

Holdings’ Failure to Timely Convert. If Holdings shall fail to deliver via DWAC or issue a certificate to the Holder for the number of shares of Common Stock to which the Holder is entitled upon conversion of any Conversion Amount on or prior to the date which is three (3) Business Days after the Conversion Date (a “Conversion Failure”), then (A) the Company shall pay damages in cash to the Holder for each date of such Conversion Failure in an amount equal to 1.5% of the product of (I) the sum of the number of shares of Common Stock not issued to the Holder on or prior to the Share Delivery Date and to which the Holder is entitled, and (II) the Closing Sale Price of the Common Stock on the Share Delivery Date and (B) the Holder, upon written notice to Holdings, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any portion of this Note that has not been converted pursuant to such Conversion Notice; provided that the voiding of a Conversion Notice shall not affect the Company’s obligations to make any payments which have accrued prior to the date of such notice pursuant to this Section 3(c)(ii) or otherwise. At the Holder’s option in lieu of the foregoing, if within three (3) Business Days after Holdings’ receipt of the facsimile copy of a Conversion Notice Holdings shall fail to issue and deliver a certificate or shares via the DWAC system to the Holder for the number of shares of Common Stock to which the Holder is entitled upon such holder’s conversion of any Conversion Amount, and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by the Holder of Common Stock issuable upon such conversion that the Holder anticipated receiving from Holdings (a “Common Stock Buy- In”), then Holdings shall, within three (3) Business Days after the Holder’s request (which shall include written evidence of a Common Stock Buy-In) and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased (the “Common Stock Buy- In Price”), at which point Holdings’ obligation to deliver such certificate (and to issue such Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Common Stock Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Conversion Rate on the Conversion Date.
(iii)

Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to Holdings unless (A) the full Principal represented by this Note is being converted, together with all accrued and unpaid Interest thereon, or (B) the Holder has provided Holdings with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of this Note upon physical surrender of this Note. The Holder and Holdings shall maintain records showing the portion of Principal and Interest converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and Holdings, so as not to require physical surrender of this Note upon conversion.

(iv)

Disputes. In the event of a dispute as to the number of shares of Common Stock issuable to the Holder in connection with a conversion of this Note, Holdings shall issue to the Holder the number of shares of Common Stock not in dispute and resolve such dispute in accordance with Section 17.

(v)

Sale or Transfer into Australia. The purpose of the issue and sale of this Note is not to facilitate the subsequent sale or transfer of this Note or shares of Common Stock issuable to the Holder on conversion of this Note (or grant, issue or transfer any interest in or option over such shares of Common Stock (including CDIs over such shares of Common Stock) into Australia within 12 months following the date of issue of this Note or shares of Common Stock issuable on conversion of this Note (as applicable) by the Company.

(d) Hart-Scott-Rodino. Notwithstanding anything to the contrary contained in this Note, in the event that any conversion of this Note is subject to the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the conversion by the Holder of this Note and the issuance by the Company of shares of Common Stock required by such conversion shall be subject to the expiration or earlier termination of the waiting period under the HSR Act.

(4) EVENTS OF DEFAULT; RIGHTS UPON EVENT OF DEFAULT.

(a) Events of Default. Each of the following events (so long as it is continuing) shall constitute an “Event of Default”:

(i)

Holdings’ (A) failure to cure a Conversion Failure with respect to any of the Notes by delivery of the required number of shares of Common Stock within ten (10) Business Days after the applicable Conversion Date or (B) written notice to the Holder, or by way of public announcement by Holdings, at any time, of its intention not to comply with a request for conversion of any Notes into shares of Common Stock that is tendered for conversion in compliance with the provisions of the Notes and applicable securities laws;

(ii)	the Company’s failure to pay to the Holder any amount of Principal, premium (if any), Interest, or other amounts when and as due under this Note (including,

without limitation, the Company’s failure to pay any redemption payments hereunder), any other Transaction Document or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated hereby and thereby to which such Holder is a party, provided, that such failure shall constitute an Event of Default only if such failure continues for a period of at least five (5) Business Days after the Company’s receipt of written notice from the Holder of the failure to pay;

(iii)

any acceleration prior to maturity of (A) any Indebtedness of the Company arising under the OrbiMed Credit Agreement or (B) any Indebtedness of the Company, other than the Notes or arising under the OrbiMed Credit Agreement, in an aggregate principal amount in excess of $1,000,000;

(iv)

the Company, pursuant to or within the meaning of Title 11, U.S.Code, or any similar Federal, foreign or state law for the relief of debtors (collectively, “Bankruptcy Law”), (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a “Custodian”), (D) makes a general assignment for the benefit of its creditors, or (E) admits in writing, after the date on which this Note is originally issued to the initial Holder, that it is generally unable to pay its debts as they become due;

(v)

a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Company in an involuntary case, (B) appoints a Custodian of the Company or (C) orders the liquidation of the Company;

(vi)

a final judgment or judgments for the payment of money aggregating in excess of $1,000,000 are rendered against the Company and which judgments are not, within sixty (60) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a creditworthy party shall not be included in calculating the $1,000,000 amount set forth above so long as the Company provides the Holder with a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Holder) to the effect that such judgment is covered by insurance or an indemnity;

(vii)	any representation or warranty made by the Company in any Transaction Document or any License Agreement shall prove to be materially false or misleading as of the date made or deemed made;
(viii)

the Company shall materially breach any covenant or other term or condition of any Transaction Document or License Agreement and such material breach continues for a period of at least ten (10) consecutive Business Days (or, if the applicable cure period within such Transaction Document or License Agreement, as applicable, is longer, within such cure period) after written notice thereof is received by the Company from Amgen;

(ix)

any material provision of any Transaction Document or License Agreement ceases to be of full force and effect other than by its terms, or the Company contests in writing (or supports any other person in contesting) the validity or enforceability of any provision of any Transaction Document or License Agreement or the validity or priority of a Lien as required by the Collateral Documents on a material portion of the Collateral;

(x)

the execution or effectiveness of (i) any waiver or termination of, or amendment to, any amendment contemplated in Section 2 of either of the OrbiMed Amendments (as such term is defined in the Securities Purchase Agreement), or (ii) any other agreement, amendment or waiver that alters or affects or may alter or affect any amendment contemplated in Section 2 of either of the OrbiMed Amendments (as such term is defined in the Securities Purchase Agreement), in each case, without Holder’s prior written consent;

(xi)

(A) any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected lien (other than by the action or failure to take action by the Holder), with the priority required by the Collateral Documents, on, and security interest in, any material portion of the Collateral purported to be covered thereby, subject to Permitted Liens or (B) any Lien created or purported to be created by the Collateral Documents shall cease to have the same Lien priority established or purported to be established by the Intercreditor Agreement (other than by the action or failure to take action by the Holder); or

(xii)	the incurrence of any lien on the Collateral that is not a Permitted Lien if such Lien is not discharged within five (5) consecutive Business Days.

(b) Right of Holder upon Default. Upon the occurrence of an Event of Default with respect to this Note, the Company shall, within one (1) Business Day of the date on which the Company becomes aware of or reasonably should have become aware of such Event of Default, deliver written notice thereof via facsimile and overnight courier (an “Event of Default Notice”) to the Holder. Upon the occurrence of any Event of Default (other than an Event of Default described in Sections 4(a)(iv) and 4(a)(v)) and at any time thereafter during the continuance of such Event of Default, the Holder may, by written notice to the Company (an “Event of Default Redemption Notice”), declare all outstanding Obligations payable by the Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Transaction Documents to the contrary notwithstanding. Upon the occurrence of any Event of Default described in Sections 4(a)(iv) and 4(a)(v) immediately and without notice, all outstanding Obligations payable by the Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Transaction Documents to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence and during the continuance of any Event of Default, the Holder may exercise any other right, power or remedy granted to it by the Transaction Documents or otherwise permitted to it by law, either by suit in equity or by action at law, or both. If the Holder has submitted an Event of Default Redemption Notice in accordance with this Section 4(b), then the Company shall deliver the Event of Default Redemption Price to the Holder within five (5) Business Days after the delivery of the Event of Default Redemption Notice.

(5) REDEMPTION UPON CHANGE OF CONTROL. No later than ten (10) days prior to the consummation of a Change of Control (or such shorter period prior to the occurrence of a Change of Control that the Company may have knowledge of the occurrence thereof), the Company shall deliver written notice thereof via facsimile and overnight courier to the Holder (a “Change of Control Notice”). On the date of the consummation of the Change of Control (or, if the Company does not have knowledge of the occurrence of a Change of Control at least ten (10) days prior to the occurrence thereof, then within five (5) days after the Company obtains knowledge of the occurrence thereof), the Company shall redeem any outstanding portion of this Note in cash at a price equal to 101% of the aggregate Principal amount thereof, plus accrued and unpaid Interest, if any, to but excluding the Redemption Date (the “Change of Control Redemption Price”). Notwithstanding anything to the contrary in this Section 5, until the Change of Control Redemption Price has been tendered for payment in full, the Conversion Amount and any Interest submitted for redemption under this Section 5 may be converted, in whole or in part, by the Holder into Common Stock pursuant to Section 3 and the Change of Control Redemption Price shall no longer be due or payable with respect to any Conversion Amount and Interest so converted into shares of Common Stock.

(6) RIGHTS UPON ISSUANCE OF PURCHASE RIGHTS. If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Note (without taking into account any limitations or restrictions on the convertibility of this Note) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(7) RIGHTS UPON ISSUANCE OF OTHER SECURITIES.

(a) Pro Rata Distributions. If Holdings, at any time while this Note is outstanding, distributes to all holders of Common Stock (i) evidences of its Indebtedness, (ii) any security (other than a distribution of Common Stock covered by the preceding paragraph), (iii) rights or warrants to subscribe for or purchase any security, or (iv) any other asset (in each case “Distributed Property”), then, unless taken into account pursuant to Section 7(b) below, upon any conversion of this Note that occurs after such record date, the Holder shall be entitled to receive, in addition to the shares of Common Stock otherwise issuable upon such conversion, the Distributed Property that the Holder would have been entitled to receive in respect of such number of shares of Common Stock immediately prior to such record date.

(b) Adjustment of Conversion Rate Floor Price upon Subdivision or Combination of Common Stock. If Holdings at any time on or after the Issuance Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Rate Floor Price in effect immediately prior to such subdivision will be proportionately decreased. If Holdings at any time on or after the Issuance Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Rate Floor Price in effect immediately prior to such combination will be proportionately increased.

(8) NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note.

(9) REDEMPTIONS. In the event of a redemption of less than all of the Principal of this Note under Section 4(b), the Company shall promptly cause to be issued and delivered to the Holder (after such original Note has been delivered to the Company) a new Note representing the outstanding Principal that has not been redeemed. In the event that the Company does not pay the required redemption amount to the Holder within the time period required under Section 4(b), at any time thereafter and until the Company pays such amount in full, the Holder shall have the option, in lieu of redemption, to require the Company to promptly return to the Holder all or any portion of this Note representing the amount of Principal that was submitted for redemption and for which the redemption amount has not been paid. Upon the Company’s receipt of such notice, (x) the redemption notice shall be null and void with respect to such amount and (y) the Company shall immediately return this Note, or issue a new Note to the Holder representing such amount.

(10) RIGHTS. Except as otherwise provided for herein, the Holder shall have no rights as a stockholder of the Company as a result of being a holder of this Note, except as required by law, including, but not limited to, the General Corporation Law of the State of Delaware, and as expressly provided in this Note.

(11) COVENANTS.

(a) Rank. All payments due under this Note shall rank pari passu with all Other Notes.

(12) REISSUANCE OF THIS NOTE.

(a) Transfer. If this Note is to be transferred in compliance with the Securities Purchase Agreement, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note, registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less than the entire outstanding Principal is being transferred, a new Note to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of Section 3(c)(iii), following conversion or redemption of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note. The Holder is not acquiring this Note for the purpose of selling or transferring this Note or the shares of Common Stock issuable on conversion of this Note (or granting, issuing or transferring any interest in or option over this Note or such shares of Common Stock (including CDIs over such shares of Common Stock)) into Australia, and the Holder will not sell this Note or any shares of Common Stock issuable on conversion of this Note into Australia, within 12 months following the date of issue of this Note or shares of common stock issuable on conversion of this Note (as applicable) by the Company unless such resale offer is exempt from the requirement to issue a disclosure document under section 708 or 708A of the Corporations Act 2001 (Cth).

(b) Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of an indemnification undertaking by the Holder to the Company, in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note representing the outstanding Principal.

(c) Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d) Issuance of New Notes. Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding, (iii) shall have an issuance date, as indicated on the face of such new Note which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued and unpaid Interest of this Note from the Issuance Date.

(13) REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF.

(a) The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue monetary damages for any failure by the Company to comply with the terms of this Note. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

(b) Notwithstanding the foregoing, the right of the Holder to receive payment of Principal, premium, if any, and Interest on the Note, on or after the respective due dates set forth herein (including in connection with a Change of Control), or convert any portion of the Note into shares of Common Stock on the terms and conditions set forth herein, or to bring suit for the enforcement of any such right to payment or conversion, shall not be impaired or affected without the consent of the Holder.

(14) PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS. If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, reasonable attorneys’ fees and disbursements.

(15) CONSTRUCTION; HEADINGS. This Note shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

(16) FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(17) DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Closing Sale Price, the Closing Sale Price, the Redemption Price or the arithmetic calculation of the Conversion Rate or the Redemption Price, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within one (1) Business Day of receipt, or deemed receipt, of the Conversion Notice or other event giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation of the Redemption Price or the Conversion Rate, as applicable, within one (1) Business Day of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company and the Holder shall, within one (1) Business Day thereafter submit via facsimile the disputed determination of the Closing Sale Price, the Closing Sale Price, to an independent, reputable investment bank or accounting firm selected by the Holder and approved by the Company, such approval not to be unreasonably withheld. The Company, at the Company’s expense, shall cause the investment bank or the accounting firm, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accounting firm’s determination or calculation, as the case may be, shall be binding upon all parties absent manifest error.

(18) NOTICES; PAYMENTS.

(a) Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 10.3 of the Securities Purchase Agreement. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefore. Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) within one (1) Business Day upon any adjustment of the Conversion Rate Floor Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least ten (10) days prior to the date on which Holdings closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock or (C) for determining rights to vote with respect to any Change of Control, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

(b) Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, such payment shall be made in lawful money of the United States of America by a check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing (which address shall initially be as set forth in Section 10.3 of the Securities Purchase Agreement); provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder’s wire transfer instructions. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day.

(c) Withholding Taxes. All payments made by the Company hereunder shall be made without withholding for or on account of any present or future taxes (other than overall net income taxes imposed on the recipient). If any such withholding is so required, the Company shall make the withholding, pay the amount withheld to the appropriate authority before penalties attach thereto or interest accrues thereon and pay to the recipient such additional amount as may be necessary to ensure that the net amount actually received by the recipient free and clear of such taxes (including taxes on such additional amount) is equal to the amount that the recipient would have received had such withholding not been made. If the recipient is required to pay any such taxes, penalties or interest, the Company shall reimburse the recipient for that payment on demand. If the Company pays any such taxes, penalties or interest, it shall deliver official tax receipts or other evidence of payment to the recipient on whose account such withholding was made on or before the thirtieth day after payment. The Holder agrees to provide, promptly following the Company’s request therefore, such forms or certifications as it is legally able to provide to establish an exemption from, or a reduction in, any withholding taxes that might otherwise apply.

(19) CANCELLATION. After all Principal, accrued Interest and other amounts at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

(20) WAIVER OF NOTICE. To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Securities Purchase Agreement.

(21) GOVERNING LAW. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York.

(22) CERTAIN DEFINITIONS. For purposes of this Note, the following terms shall have the following meanings:

(a) “Affiliate” has the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

(b) “Bankruptcy Code” means Chapter 11 of Title 11 of the United States Code, as amended from time to time and any successor statute and all rules and regulations promulgated thereunder.

(c) “Bankruptcy Law” has the meaning assigned to it in Section 4(a)(iv) hereof.

(d) “Beneficial Ownership” has the meaning set forth in Rule 13d-3 under the Exchange Act.

(e) “Bloomberg” means Bloomberg Financial Markets.

(f) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to remain closed.

(g) “Calendar Quarter” means each of the period beginning on and including July 1 and ending on and including September 30; and the period beginning on and including October 1 and ending on and including December 31; the period beginning on and including January 1 and ending on and including March 31; the period beginning on and including April 1 and ending on and including June 30.

(h) “CDIs” means CHESS Depositary Interests representing shares of Common Stock (in the ratio of one (1) share of Common Stock to six (6) CHESS Depositary Interests).

(i) “Company” has the meaning assigned to it in the introduction hereof.

(j) “Convertible Securities” means any evidences of Indebtedness, capital stock (other than shares of Common Stock) or other securities directly or indirectly convertible into or exchangeable for shares of Common Stock.

(k) “Change of Control” means: (1) the Holdings shall, directly or indirectly, in one or more related transactions consolidate or merge with or into (whether or not the Company is the surviving corporation) a Person or Persons (other than an Affiliate of the Company); provided, however, that the term “Change of Control” shall not include any consolidation or merger of Holdings where the stockholders of Holdings immediately prior to the consolidation or merger would be, immediately after the consolidation or merger, the Beneficial Owner, directly or indirectly, of shares representing in the aggregate 50% or more of the combined voting power of the securities of the entity issuing cash or securities in the consolidation or merger (or of its ultimate the parent entity, if any), or (2) that Holdings shall, directly or indirectly, in one or more related transactions sell, assign, transfer, license, convey or otherwise dispose of all or substantially all of the assets of Holdings to a Person or Persons (other than an Affiliate of the Company), or (3) a Person or Persons acting in concert make a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (4) any Person (other than the initial Holder or its Affiliates) or “group” of related Persons, is or becomes the Beneficial Owner, directly or indirectly, of 50% or more of the Common Stock of Holdings, or (5) the Company shall, directly or indirectly, in one or more related transactions consummate a securities purchase agreement or business combination (including, without limitation, a reorganization, recapitalization, spin-off) with a Person or Persons, in one or more related transactions, whereby such Person(s) acquire Beneficial Ownership (without regard to any conversion limitations or delays on the securities convertible into Common Stock, if any) of more than 50% of the number of shares of Common Stock issued and outstanding, or (6) reorganize, recapitalize or reclassify its Common Stock (other than a stock split, reverse stock split or other transaction contemplated by Section 7(b)), or (7) a majority of the Board of Directors of Holdings are not Continuing Directors, or (8) the Company shall sell or, other than to a customer in the ordinary course of business, grant an exclusive license to the Collateral to another Person.

(l) “Change of Control Notice” has the meaning assigned to it in Section 5 hereof.

(m) “Change of Control Redemption Price” has the meaning assigned to it in Section 5 hereof.

(n) “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security, as reported by Bloomberg (whether or not such security is trading on an Eligible Market at such time), or, if the market on which the security is trading begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00:00 p.m., New York Time, as reported by Bloomberg, or, if the market on which the security is trading is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the

Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 17. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

(o) “Collateral” has the meaning given to such term in the Security Agreement.

(p) “Commission” means the United States Securities and Exchange Commission.

(q) “Common Stock” has the meaning assigned to it in Section 3 hereof.

(r) “Common Stock Buy-In” has the meaning assigned to it in Section 3(c)(ii) hereof.

(s) “Common Stock Buy-In Price” has the meaning assigned to it in Section 3(c)(ii) hereof.

(t) “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

(u) “Continuing Director” means, as of any date of determination, any member of the Board of Directors of Holdings who: (1) was a member of such Board of Directors on the Issuance Date or (2) was nominated for election or elected to the Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election.

(v) “Conversion Amount” has the meaning assigned to it in Section 3(b)(i) hereof.

(w) “Conversion Date” has the meaning assigned to it in Section 3(c)(i) hereof.

(x) “Conversion Failure” has the meaning assigned to it in Section 3(c)(ii) hereof.

(y) “Conversion Notice” has the meaning assigned to it in Section 3(c)(i) hereof.

(z) “Conversion Rate” has the meaning assigned to it in Section 3(b)(ii) hereof.

(aa) “Custodian” has the meaning assigned to it in Section 4(a)(iv) hereof.

(bb) “Discounted Sale Price” has the meaning assigned to it in Section 3(b)(ii) hereof.

(cc) “Distributed Property” has the meaning assigned to it in Section 7(a) hereof.

(dd) “DWAC” has the meaning assigned to it in Section 3(c)(i) hereof.

(ee) “Eligible Market” means a national security exchange that has registered with the Commission under Section 6 of the Securities Exchange Act of 1934.

(ff) “Event of Default” has the meaning assigned to it in Section 4(a) hereof.

(gg) “Event of Default Notice” has the meaning assigned to it in Section 4(b) hereof.

(hh) “Event of Default Redemption Notice” has the meaning assigned to it in Section 4(b) hereof.

(ii) “Event of Default Redemption Price” means a price equal to 100% of the aggregate Principal amount thereof, plus accrued and unpaid Interest, if any, to but excluding the Redemption Date.

(jj) “Exchange Act” has means the Securities Exchange Act of 1934, as amended.

(kk) “GAAP” means U.S. generally accepted accounting principles consistently applied.

(ll) “Holder” has the meaning assigned to it in the introduction hereof.

(mm) “Indebtedness” means (1) all indebtedness for borrowed money, (2) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (including, without limitation, “capital leases” in accordance with GAAP) (other than trade payables entered into in the ordinary course of business), (3) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (4) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (5) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (6) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (7) all indebtedness referred to in clauses (1) through (6) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (8) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (1) through (7) above.

(nn) “Interest” has the meaning assigned to it in Section 2(a) hereof.

(oo) “Interest Date” has the meaning assigned to it in Section 2(a) hereof.

(pp) “Interest Rate” means six percent (6.0%) per annum.

(qq) “Issuance Date” means February 22, 2016.

(rr) “License Agreements” means (i) the License Agreement, dated as of February 5, 2016, by and among Amgen Inc., Holdings and Solutions and (ii) the Unilife Product License Agreement, dated as of February 22, 2016, by and among Amgen Inc., Holdings and Solutions.

(ss) “Lien” means any claim, mortgage, deed of trust, levy, charge, license, lien, pledge, charge, security interest or other similar encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise upon or in any property or assets (including accounts and contract rights) owned by the Company or any of its Subsidiaries.

(tt) “Maturity Date” has the meaning assigned to it in Section 1 hereof.

(uu) “Note” has the meaning assigned to it in the introduction hereof.

(vv) “Note Delivery Date” has the meaning assigned to it in Section 3(c)(i) hereof.

(ww) “Obligations” shall mean and include all loans, advances, debts, liabilities and obligations, howsoever arising, owed by the Company to the Holder of every kind and description, now existing or hereafter arising under or pursuant to the terms of this Note and the other Transaction Documents, including, all interest, fees, charges, expenses, attorneys’ fees and costs and accountants’ fees and costs chargeable to and payable by the Company hereunder and thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under the Bankruptcy Code (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

(xx) “Options” means rights, options or warrants to subscribe for, purchase or otherwise acquire shares of Common Stock or Convertible Securities.

(yy) “OrbiMed Credit Agreement” means that certain Credit Agreement, dated as of March 12, 2014, by and among Unilife Medical Solutions, Inc., as borrower, and ROS Acquisition Offshore LP, as lender (as the same may be amended, restated, supplemented or modified from time to time).

(zz) “Other Notes” has the meaning assigned to it in the introduction hereof.

(aaa) “Permitted Lien” has the meaning ascribed to such term in the Security Agreement.

(bbb) “Person” means and includes all natural persons, corporations, business trusts, associations, companies, partnerships, joint ventures, limited liability companies and other entities and governments and agencies and political subdivisions.

(ccc) “PIK Interest” has the meaning assigned to it in Section 2(a) hereof. (ddd) “Principal” has the meaning assigned to it in the introduction hereof. (eee) “Purchase Rights” has the meaning assigned to it in Section 6 hereof.

(fff) “Redemption Price” means either an Event of Default Redemption Price or Change of Control Redemption Price.

(ggg) “Register” has the meaning assigned to it in Section 24 hereof.

(hhh) “Security Agreement” means that certain security agreement dated as of the Initial Closing Date by and among Unilife Corporation and Amgen Inc., pursuant to which the Notes were secured.

(iii) “Securities Purchase Agreement” means that certain securities purchase agreement dated as of the Issuance Date by and among Unilife Corporation and Amgen Inc., pursuant to which the Company issued the Notes.

(jjj) “Share Delivery Date” has the meaning assigned to it in Section 3(c)(i) hereof.

(kkk) “Solutions” has the meaning assigned to it in the introduction hereof.

(lll) “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).

(mmm) “Twenty Day VWAP” means, for any security as of any date, the volume weighted average price of such security during the twenty (20) Trading Days preceding such date (whether or not such security is trading on an Eligible Market at such time). If the Twenty Day VWAP cannot be calculated for a security on a particular date on the foregoing basis, the Twenty Day VWAP of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 17. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

(23) SECURITY. The Notes shall be secured by and to the extent provided in the Security Agreement.

(24) PERMITTED TRANSFERS. If this Note is transferred pursuant to the terms of the Securities Purchase Agreement, the Company and any Holder shall comply with the terms of Section 10.6(b) of the Securities Purchase Agreement.

(25) REGISTERED OBLIGATION. The Company shall establish and maintain a record of ownership (the “Register”) in which it will register the interest of the initial Holder and of each subsequent assignee in this Note, and the right to receive any payments of principal and interest or any other payments hereunder, and any assignment of any such interest. Notwithstanding anything herein to the contrary, this Note is intended to be treated as a registered obligation for federal income tax purposes and the right, title, and interest of the Holder and its assignees in and to payments under this Note shall be transferable only upon notation of such transfer in the Register. This Section shall be construed so that the Note is at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code and any related regulations (or any successor provisions of the Code or such regulations).

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.

UNILIFE CORPORATION

By:	/s/ John Ryan
Name: John Ryan
Title: Senior Vice President, General Counsel, and Secretary

UNILIFE MEDICAL SOLUTIONS, INC.,

By:	/s/ John Ryan
Name: John Ryan
Title: Senior Vice President, General Counsel, and Secretary

note

EXHIBIT I

UNILIFE CORPORATION

CONVERSION NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER TO CONVERT THIS NOTE

INTO COMMON STOCK

Reference is made to the Senior Secured Convertible Note due 2023 (the “Note”) issued to the undersigned by Unilife Corporation (“Holdings”). In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Conversion Amount (as defined in the Note) of the Note indicated below into shares of Common Stock, par value $0.01 per share (the “Common Stock”), of Holdings as of the date specified below. The undersigned hereby makes the representations and warranties set forth in Section 5 of the Securities Purchase Agreement.

Date of Conversion:

Aggregate Conversion Amount to be converted:

Please confirm the following information:

Conversion Rate:

Number of shares of Common Stock to be issued:

Common Stock Beneficially Owned:

Please issue the Common Stock into which the Note is being converted in the following name and to the following address:

Issue to:

Facsimile Number:

Authorization:
By:
Title:

Dated:

Account Number:
(if electronic book entry transfer)

Transaction Code Number:
(if electronic book entry transfer)

ACKNOWLEDGMENT

Holdings hereby acknowledges this Conversion Notice and hereby directs                                    , Holdings’ transfer agent (the “Transfer Agent”), to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated                                , 20         from Holdings and acknowledged and agreed to by Transfer Agent.

UNILIFE CORPORATION

By:
Name:
Title:

DM3\4193777.3